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                                                                      EXHIBIT 11


                               AHL SERVICES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)


                                                       Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                   ---------------------------      --------------------------
                                                      1998             1997            1998            1997
                                                   ----------       ----------      ----------      ----------
Income Applicable to Common Stock
---------------------------------
     Income before extraordinary items             $    4,368       $    2,020      $    8,758      $    4,125
     Extraordinary items, net of taxes                     --               --              --            (385)
                                                   ----------       ----------      ----------      ----------
     Net income                                    $    4,368       $    2,020      $    8,758      $    3,740
                                                   ==========       ==========      ==========      ==========


Weighted Average Shares
-----------------------
     Common shares                                     13,958           10,853          13,726          10,075

     Common share equivalents applicable to
       stock options and warrants outstanding             621              335             578             256
                                                   ----------       ----------      ----------      ----------
     Weighted average common and common
       equivalent shares outstanding during
       the period                                      14,579           11,188          14,304          10,331
                                                   ==========       ==========      ==========      ==========

Per Share Amount
     Income before extraordinary items
                  Basic                            $     0.31       $     0.19      $     0.64      $     0.41
                                                   ==========       ==========      ==========      ==========
                  Diluted                          $     0.30       $     0.18      $     0.61      $     0.40
                                                   ==========       ==========      ==========      ==========

     Extraordinary items, net of taxes
                  Basic                            $       --       $       --      $       --      $    (0.04)
                                                   ==========       ==========      ==========      ==========
                  Diluted                          $       --       $       --      $       --      $    (0.04)
                                                   ==========       ==========      ==========      ==========
     Net income
                  Basic                            $     0.31       $     0.19      $     0.64      $     0.37
                                                   ==========       ==========      ==========      ==========
                  Diluted                          $     0.30       $     0.18      $     0.61      $     0.36
                                                   ==========       ==========      ==========      ==========
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